Exhibit 19.1

CRESCENT CAPITAL BDC, INC.
INSIDER TRADING POLICY

No director, officer or employee of Crescent Capital BDC, Inc. (the “Company”), its investment adviser or its administrator, or any of their immediate family members (including any spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom such person has an adoptive or “in-law” relationship) who is living in their household (each, an “Insider” and, collectively, the “Insiders”) may engage in transactions in any securities while in possession of material nonpublic information regarding such securities where such information was improperly obtained, where it was obtained under circumstances contemplating that it would not be used for personal gain and in certain other circumstances (so- called “insider trading”), nor may any Insider communicate such material nonpublic information to any person who could use such information to purchase or sell securities (so-called “tipping”).

In addition, this Policy prohibits Insiders from, without the prior approval of the Company’s Chief Compliance Officer (the “CCO”):

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buying or selling puts or calls or other derivative securities (other than derivative securities issued by the Corporation, such as convertible notes) based on the Company’s securities;
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engaging in the short sale of the Company’s securities
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holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan; or
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entering into hedging or monetization transactions or similar arrangements with respect to the Company’s securities.

Before purchasing or selling, either personally or on behalf of others, any of the Company’s outstanding securities (including derivative securities such as put and call options), each Insider must obtain clearance from the CCO or another member of the Compliance Department. Insiders who are employees or officers of the Company, its investment adviser or their affiliates are also subject to additional requirements regarding personal securities trading and holdings set forth in applicable codes of ethics.

Definition of “Securities”

The term “securities” includes common and preferred stock, debt securities, options or derivative instruments with respect to securities, securities that are convertible into or exchangeable for other securities, as well as partnership interests.

Definition of Material Information

The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved.

Common, but by no means exclusive, examples of what may be “material” include the following:

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Dividend declarations (cash or stock) and stock splits
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Dividend increases or decreases
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Financial forecasts, especially earnings estimates
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Changes in previously disclosed financial information
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Mergers, acquisitions or tender offers
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Proposed issuances of new securities
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Stock repurchase programs
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Major litigation
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Significant changes in management or operations
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Extraordinary borrowings or liquidity problems
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Purchase or sale of substantial assets
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Governmental investigations, criminal actions or indictments and any collateral consequences

“Inside” information could be material because of its expected effect on the price of the Company’s outstanding securities, securities of the Company’s portfolio companies, the stock of another company not related to the Company or the stock of several such companies. Moreover, the resulting prohibition against the misuse of inside information includes not only restrictions on trading in the Company’s outstanding securities, but restrictions on trading in the securities of such other companies affected by the inside information.

Because materiality determinations are often challenged with the benefit of hindsight, if an Insider has any doubt whether certain information is “material,” the information should be considered to be material.

Definition of Nonpublic Information

Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the Securities and Exchange Commission or press releases issued by the issuer of the securities or reference to such information in wire services or publications of general circulation such as Reuters, Bloomberg, Dow Jones, The Wall Street Journal or The New York Times. However, some time, at a minimum 24 hours, must be allowed after publication for this information to be effectively communicated to the public. In addition, the fact that information has been disclosed to a few members of the public does not necessarily make it “public” for insider trading purposes.

Penalties for Insider Trading

Liability and penalties for insider trading or tipping are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (for example, where the person tipped another).

Penalties and liabilities include:

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civil injunctions
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private civil damage actions
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jail sentences
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disgorgement of profits (or the amount of losses avoided) plus statutory interest
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civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually received a benefit (for example, where the person tipped another)
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criminal fines for the insider
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civil penalties for the employer or other controlling person of up to the greater of
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$1,000,000 or three times the amount of the profit gained or loss avoided
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criminal fines for the employer or other controlling persons

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Protection of Material Nonpublic Information

Material nonpublic information (and all other Company confidential information, including information about the Company’s portfolio, investment strategies or pending transactions) should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive the information.

The following practices should be followed to help prevent the misuse of material nonpublic information and other types of confidential information:

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Avoid discussing or even speculating about confidential matters in places where you may be overheard by people who are not authorized to receive such information. Do not discuss confidential information with friends, relatives or social acquaintances.
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Always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.
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Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.
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Comply with the specific terms of any confidentiality agreements of which you are aware.

Preclearance Before Trading in the Company’s Securities

Before purchasing or selling, either personally or on behalf of others, any of the Company’s outstanding securities (including derivative securities such as put and call options), Insiders must obtain clearance from the Company’s CCO or another member of the Compliance Department, even if the transaction would occur during an Open Trading Window. Insiders generally will only be given permission to trade in the Company’s securities during the period beginning 24 hours after the release of the Company’s quarterly earnings and ending the earlier of: 1) two weeks after the Trading Window opened; or 2) on such other date as is determined by the CCO (the “Open Trading Window”).

Insiders must complete an approved Securities transaction by the end of the business day following the day that pre-clearance is approved. If the transaction is not completed within these time constraints, Insiders must obtain a new preclearance, including one for any unexecuted portion of the transaction.

If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

Trading during Open Trading Windows should not be considered a “safe harbor,” and all Insiders should use good judgment at all times. If an Insider is in possession of material nonpublic information, even during an Open Trading Window, then the Insider should not trade in the Company’s securities until the information has been made publicly available or is no longer material.

Transactions Pursuant to Approved 10b5-1 Trading Plans

The prohibitions on trading outlined in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement (a “Rule 10b5-1 Plan”) pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 that: (i) has been reviewed and approved by the CCO or another member of the Compliance Department; (ii) was entered into in good faith by the Insider during an Open Trading Window, at a time when the Insider was not in possession of material nonpublic information about the Company, and could have otherwise engaged in a transaction in the Company’s securities pursuant to the terms of this Policy; and (iii) (A) explicitly specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (B) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (C) gives a third party the discretionary authority to execute such purchases and sales, outside the influence or control of the Insider, so long as such third party does not possess any material nonpublic information about the Company.

Each Insider shall instruct the third party effecting transactions on its behalf under a 10b5-1 Plan to send duplicate confirmations of all transactions effected under the 10b5-1 Plan to the CCO or another member of the Compliance Department.

Obligations under this Policy

Insiders at all times should avoid even the appearance of impropriety with respect to trading in the Company’s securities or the securities of any of the companies with whom the Company or its subsidiaries do business or in which the Company or any of its subsidiaries has an investment. When there is any question as to a potential application of this Policy, insider trading laws or any other restrictions on insider trading, or if you know of a suspected violation of this Policy or those laws or other restrictions, you should consult with the CCO or the Legal Department.